Exhibit 99.1

FOR IMMEDIATE RELEASE

Ironwood Pharmaceuticals Reports Fourth Quarter and Full Year 2025 Results; Achieves 2025 Financial Guidance and Reiterates Strong 2026 Outlook

– LINZESS® (linaclotide) EUTRx demand growth of 11% for full year 2025 year-over-year –

– 2025 Ironwood revenue of $296 million, GAAP net income of $24 million and adjusted EBITDA of $138 million –

– Continue to expect full-year 2026 LINZESS® U.S. net sales of $1.125 to $1.175 billion; total revenues of $450 to $475 million and adjusted EBITDA of greater than $300 million –

– Key elements of confirmatory Phase 3 clinical trial design of apraglutide in short bowel syndrome with intestinal failure (SBS-IF) have been finalized with site initiations expected to begin in the second quarter of 2026 –

BOSTON, Mass., February 25th, 2026 — Ironwood Pharmaceuticals, Inc. (Nasdaq: IRWD), a biotechnology company developing and commercializing life-changing therapies for people living with gastrointestinal (GI) and rare diseases, today reported its fourth quarter and full-year 2025 results and recent business performance.

“In 2025, LINZESS delivered 11% EUTRx demand growth year-over-year, continuing to strengthen its position as the prescription market leader for the treatment of IBS-C and CIC, surpassing 5.7 million unique patients treated since launch. Additionally, throughout 2025 our disciplined approach to expense management allowed us to navigate LINZESS pricing headwinds, deliver $24 million in GAAP net income and $138 million in adjusted EBITDA and generate $127 million in cash flow from operations,” said Tom McCourt, chief executive officer of Ironwood. “Importantly, we ended 2025 with $215 million in cash and cash equivalents, positioning Ironwood well for 2026.”

“As we enter 2026, we remain focused on our core priorities of maximizing LINZESS, advancing apraglutide and delivering sustained profits and cash flows. We believe our full-year 2026 financial guidance demonstrates the significant progress we’ve made across these priorities and our ability to drive increasing shareholder value. In 2026, we expect increased LINZESS U.S. Net Sales and disciplined expense management to drive greater than $300 million in adjusted EBITDA, enabling us to continue advancing apraglutide and reduce our debt to further strengthen our financial position. We believe apraglutide has the potential to redefine the standard of care for patients living with SBS-IF and look forward to initiating sites for the confirmatory Phase 3 clinical trial, STARS-2, in the second quarter of this year. With an improved financial position, we now have a clear path to execute our strategy, and we continue to evaluate all options to maximize shareholder value.”

Fourth Quarter and Full Year 2025 Financial Highlights1

(in thousands, except for per share amounts)

	Q4 2025	Q4 2024	FY 2025	FY 2024
Total revenue[2]	$47,709	$90,545	296,151	$351,410
Total costs and expenses	40,904	59,054	197,649	258,286
GAAP net income (loss)[2]	(2,276)	2,256	24,017	880

GAAP net income (loss) – per share basic and diluted[2]	(0.01)	0.01	0.15	0.01
Adjusted EBITDA[2,3]	10,913	37,256	138,083	129,364
Non-GAAP net income (loss)[2]	(2,274)	2,536	40,091	4,980
Non-GAAP net income (loss) per share – basic and diluted[2]	(0.01)	0.01	0.25	0.04

1 Refer to the Reconciliation of GAAP Results to Non-GAAP Financial Measures table and to the Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA table at the end of this press release. Refer to Non-GAAP Financial Measures for additional information.
2  Figures presented for the fourth quarter of 2024 collaboration revenue to Ironwood includes a $7.2 million positive adjustment to reflect Ironwood’s estimate of LINZESS gross-to-net reserves as of December 31, 2024.
3 Adjusted EBITDA is calculated by subtracting restructuring expenses, net interest expense, income taxes, depreciation and amortization and stock-based compensation, from GAAP net income (loss). The exclusion of stock-based compensation from Adjusted EBITDA represents an update to our definition of Adjusted EBITDA, effective in the first quarter of 2025. For comparison purposes, fourth quarter and full year 2024 Adjusted EBITDA have also been updated to reflect this updated definition.

Fourth Quarter and Full Year 2025 Corporate Highlights

Apraglutide

•	Apraglutide is a once weekly, long-acting synthetic glucagon-like peptide-2 (“GLP-2”) analog with the potential to treat a range of rare gastrointestinal diseases where GLP-2 can play a central role in addressing disease pathophysiology.

•	Ironwood is advancing apraglutide for short bowel syndrome (“SBS”) patients dependent on parenteral support (“PS”), a severe chronic malabsorptive condition. Ironwood believes apraglutide has the potential to improve the standard of care for adult patients with SBS who are dependent on PS as the first and only GLP-2 to achieve a statistically significant reduction in parenteral support volume with once-weekly administration.

•	Ironwood met with the U.S. Food and Drug Administration (“FDA”) in the fourth quarter of 2025 and aligned on key design elements of a confirmatory Phase 3 clinical trial (“STARS-2”) for patients with SBS-IF. STARS-2 is planned to be a 24-week global, randomized, double-blind, placebo-controlled trial. The clinical trial will consist of a primary endpoint measuring relative change from baseline in actual weekly PS as well as additional key secondary endpoints. Site initiations are expected to begin in the second quarter of 2026.

U.S. LINZESS

•	Label Expansion: In November, the FDA approved LINZESS for the treatment of irritable bowel syndrome with constipation (IBS-C) in patients aged 7 years of age and older. In addition to expanding its clinical utility, this new indication establishes LINZESS as the first and only prescription drug approved for the treatment of IBS-C in patients 7-17 years old.

•	Prescription Demand: Total LINZESS prescription demand in the fourth quarter of 2025 was 63 million LINZESS capsules, a 13% increase compared to the fourth quarter of 2024, per IQVIA. Total prescription demand was 234 million LINZESS capsules for the full year 2025, a 11% increase compared to the full year 2024, per IQVIA.

•	U.S. Brand Collaboration: LINZESS U.S. net sales are provided to Ironwood by its U.S. partner, AbbVie Inc. (“AbbVie”). LINZESS U.S. net sales were $163.2 million in the fourth quarter of 2025, a 27% decrease compared to $223.0 million in the fourth quarter of 2024, and $864.5 million for the full year 2025, a 6% decrease compared to $916.3 million for the full year 2024. Ironwood and AbbVie share equally in U.S. brand collaboration profits.

•	Fourth quarter 2025 LINZESS U.S. net sales decrease year-over-year was driven by unfavorable quarterly phasing of gross-to-net rebate reserves and increased net pricing headwinds associated with Medicare Part D redesign. As a reminder, gross-to-net rebate reserves in 2025 are based on rebates owed for units dispensed by channel in each applicable quarter. In its first quarter 2025 results, Ironwood stated that it expects gross-to-net rebate reserves based on units dispensed to impact quarterly phasing of 2025 LINZESS U.S. net sales.

•	LINZESS commercial margin was 54% in the fourth quarter of 2025, compared to 64% in the fourth quarter of 2024. LINZESS commercial margin was 66% for the full year in 2025 and 66% for the full year in 2024. See the U.S. LINZESS Full Brand Collaboration table at the end of this press release.

•	Net profit for the LINZESS U.S. brand collaboration, net of commercial and research and development (“R&D”) expenses, was $81.5 million in the fourth quarter of 2025, a 40% decrease compared to $135.2 million in the fourth quarter of 2024. Net profit for LINZESS U.S. brand collaboration, net of commercial and R&D expenses, was $545.4 million for the full year 2025, a 4% decrease compared to $570.9 million for the full year 2024. See the U.S. LINZESS Full Brand Collaboration table at the end of this press release.

•	Collaboration Revenue to Ironwood: Ironwood recorded $45.2 million in collaboration revenue in the fourth quarter of 2025 related to sales of LINZESS in the U.S., a 49% decrease compared to $88.4 million for the fourth quarter of 2024. Fourth quarter of 2024 collaboration revenue to Ironwood includes a $7.2 million positive adjustment to reflect Ironwood’s estimate of LINZESS gross-to-net reserves as of December 31, 2024. Ironwood recorded $289.3 million in collaboration revenue for the full year 2025 related to the sales of LINZESS in the U.S., a 15% decrease compared to $340.4 million in 2024. See the U.S. LINZESS Commercial Collaboration table at the end of the press release.

Corporate Updates

•	In December 2025, Ironwood, VectivBio AG and Ferring International Center S.A. (“Ferring”) entered into a license amendment and a settlement agreement and release pursuant to which the parties have settled all claims between the parties arising out of Ferring’s complaint filed in the U.S. District Court in the Eastern District of Texas. As part of the agreed-upon license amendment, Ironwood agreed to pay Ferring $12.5 million. Ironwood paid $7.5 million in December 2025 and is obligated to pay the remaining $5.0 million on or by December 31, 2026, subject to accelerated payment in certain circumstances.

Fourth Quarter and Full Year 2025 Financial Results

•	Total Revenue. Total revenue in the fourth quarter of 2025 was $47.7 million, compared to $90.5 million in the fourth quarter of 2024. Total revenue for the full year 2025 was $296.2 million, compared to $351.4 million for the full year 2024.

•	Total revenue in the fourth quarter of 2025 consisted of $45.2 million associated with Ironwood’s share of the net profits from the sales of LINZESS in the U.S., and $2.5 million in royalties and other revenue. Total revenue in the fourth quarter of 2024 consisted of $88.4 million associated with Ironwood’s share of the net profits from the sales of LINZESS in the U.S., and $2.1 million in royalties and other revenue.

•	Total revenue for the full year 2025 consisted of $289.3 million associated with Ironwood’s share of the net profits from the sales of LINZESS in the U.S. and $6.9 million in royalties and other revenue. Total revenue for the full year 2024 consisted of $340.4 million associated with Ironwood’s share of the net profits from the sales of LINZESS in the U.S. and $11.0 million in royalites and other revenue.

•	Total Costs and Expenses. Total costs and expenses in the fourth quarter of 2025 were $40.9 million, compared to $59.1 million in the fourth quarter of 2024. Total costs and expenses for the full year 2025 were $197.6 million, compared to $258.3 million for the full year 2024.

•	Total costs and expenses in the fourth quarter of 2025 consisted of $19.3 million in selling, general and administrative (“SG&A”) expenses, $21.9 million in R&D expenses, and reversal of $0.3 million in restructuring expenses. Total costs and expenses in the fourth quarter of 2024 consisted of $33.6 million in SG&A expenses, $25.4 million in R&D expenses, and $0.1 million in restructuring expenses.

•	In connection with the Ferring settlement, Ironwood recorded a charge of $5.0 million as SG&A expense in the consolidated statements of income during the fourth quarter of 2025.

•	Total costs and expenses for the full year 2025 consisted primarily of $82.3 million in SG&A expenses, $95.1 million in R&D expenses, and $20.3 million in restructuring expenses. Total costs and expenses for the full year 2024 consisted primarily of $144.3 million in SG&A expenses, $111.4 million in R&D expenses, and $2.6 million in restructuring expenses.

•	In connection with the Ferring settlement, Ironwood recorded a charge of $12.5 million as SG&A expense in the consolidated statements of income during the year ended December 31, 2025.

•	Interest Expense. Interest expense was $7.9 million in the fourth quarter of 2025 and $32.7 million for the full year in 2025, in connection with Ironwood’s convertible senior notes and revolving credit facility. Interest expense was $8.9 million in the fourth quarter of 2024 and $33.0 million for the full year 2024, in connection with Ironwood’s convertible senior notes and revolving credit facility.

•	Interest and Investment Income. Interest and investment income was $1.5 million in the fourth quarter of 2024 and $4.1 million for the full year 2025. Interest and investment income was $0.8 million in the fourth quarter of 2024 and $4.5 million for the full year 2024.

•	Other. Other income was $0.1 million in the fourth quarter of 2025 and $0.2 million for the full year 2025 driven by a gain recorded for pension-related activities. Other income was $0.6 million in the fourth quarter of 2024 and for the full year 2024 driven by a gain recorded for pension-related activities.

•	Income Tax Expense. Ironwood recorded $2.7 million of income tax expense in the fourth quarter of 2025 and $46.0 million of income tax expense for the full year 2025, the majority of which was non-cash, as Ironwood continues to utilize net operating losses to offset taxable income for federal purposes and in many states. Ironwood recorded $21.7 million of income tax expense in the fourth quarter of 2024 and $64.3 million of income tax expense for the full year 2024, the majority of which was non-cash, as Ironwood continued to utilize net operating losses to offset taxable income for federal purposes and in many states.

•	GAAP Net Income (Loss). GAAP net loss was $2.3 million, or $(0.01) per share (basic and diluted) in the fourth quarter of 2025, compared to GAAP net income of $2.3 million, or $0.01 per share (basic and diluted) in the fourth quarter of 2024. GAAP net income for the full year 2025 was $24.0 million, or $0.15 per share (basic and diluted), compared to GAAP net income of $0.9 million, or $0.01 per share (basic and diluted), for the full year 2024.

•	Non-GAAP Net Income (Loss). Non-GAAP net loss was $2.3 million, or $(0.01) per share (basic and diluted), in the fourth quarter of 2025, compared to non-GAAP net income of $2.5 million, or $0.01 per share (basic and diluted), in the fourth quarter of 2024. Non-GAAP net income for the full year 2025 was $40.1 million, or $0.25 per share (basic and diluted), compared to non-GAAP net income of $5.0 million, or $0.04 per share (basic and diluted), for the full year 2024.

•	Non-GAAP net income excludes the impact of amortization of acquired intangible assets, restructuring expenses and acquisition-related costs, all net of tax effect. See Non-GAAP Financial Measures below.

•	Adjusted EBITDA. Adjusted EBITDA was $10.9 million in the fourth quarter of 2025, compared to $37.3 million in the fourth quarter of 2024. For the full year 2025, adjusted EBITDA was $138.1 million, compared to $129.4 million for the full year 2024.

•	Adjusted EBITDA is calculated by subtracting stock-based compensation, restructuring expenses, net interest expense, income taxes, depreciation and amortization, and acquisition-related costs, from GAAP net income (loss). See Non-GAAP Financial Measures below.

•	Cash Flow Highlights. Ironwood ended the fourth quarter of 2025 with $215.5 million of cash and cash equivalents, compared to $88.6 million of cash and cash equivalents at the end of 2024.

•	The outstanding principal balance on the revolving credit facility was $385.0 million as of December 31, 2025.

•	Ironwood generated $74.6 million in cash from operations in the fourth quarter of 2025, compared to $15.2 million in cash from operations in the fourth quarter of 2024. Ironwood generated $127.0 million in cash from operations for the full year 2025, compared to $103.5 million for the full year 2024.

•	Ironwood 2026 Financial Guidance. Ironwood continues to expect:

2026 Guidance (February 2026)
U.S. LINZESS Net Sales	$1.125 - $1.175 billion Driven by improved net price and low-single digit percentage demand growth
Total Revenue[1]	$450 - $475 million
Adjusted EBITDA[2]	>$300 million

1 Ironwood’s U.S. collaborative arrangements revenue includes reimbursement from AbbVie for a portion of Ironwood’s commercial expenses related to sales of LINZESS in the U.S.
2 Adjusted EBITDA is calculated by subtracting stock-based compensation, restructuring expenses, net interest expense, income taxes, and depreciation and amortization, from GAAP net income (loss). For purposes of this guidance, we have assumed that Ironwood will not incur material expenses related to business development activities in 2026. Ironwood does not provide guidance on GAAP net income or a reconciliation of expected adjusted EBITDA to expected GAAP net income because, without unreasonable efforts, it is unable to predict with reasonable certainty the non-GAAP adjustments used to calculate adjusted EBITDA. These adjustments are uncertain, depend on various factors and could have a material impact on GAAP net income for the guidance period. Management believes this non-GAAP information is useful for investors, taken in conjunction with Ironwood’s GAAP financial statements, because it provides greater transparency and period-over-period comparability with respect to Ironwood’s operating performance. These measures are also used by management to assess the performance of the business. Investors should consider these non-GAAP measures only as a supplement to, not as a substitute for or as superior to, measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies.

Non-GAAP Financial Measures

Ironwood presents non-GAAP net income (loss) and non-GAAP net income (loss) per share to exclude amortization of acquired intangible assets, restructuring expenses, and acquisition-related costs, all net of tax effect. Non-GAAP adjustments are further detailed below:

•	Amortization of acquired intangible assets are non-cash expenses arising in connection with the acquisition of VectivBio and are considered to be non-recurring.

•	Restructuring expenses are considered to be a non-recurring event as they are associated with distinct operational decisions. Restructuring expenses include costs associated with exit and disposal activities.

•	Acquisition-related costs in connection with the acquisition of VectivBio are considered to be non-recurring and include direct and incremental costs associated with the acquisition and integration of VectivBio to the extent such costs were not classified as capitalizable transaction costs attributed to the cost of net assets acquired through acquisition accounting.

Ironwood also presents adjusted EBITDA, a non-GAAP measure, as well as guidance on adjusted EBITDA. Adjusted EBITDA is calculated by subtracting stock-based compensation, restructuring expenses, net interest expense, income taxes, depreciation and amortization, and acquisition-related costs from GAAP net income. The adjustments are made on a similar basis as described above related to non-GAAP net income (loss), as applicable.

Management believes this non-GAAP information is useful for investors, taken in conjunction with Ironwood’s GAAP financial statements, because it provides greater transparency and period-over-period comparability with respect to Ironwood’s operating performance. These measures are also used by management to assess the performance of the business. Investors should consider these non-GAAP measures only as a supplement to, not as a substitute for or as superior to, measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. For a reconciliation of non-GAAP net income (loss) and non-GAAP net income (loss) per share to GAAP net income (loss) and GAAP net income (loss) per share, respectively, and for a reconciliation of adjusted EBITDA to GAAP net income (loss), please refer to the tables at the end of this press release.

Ironwood does not provide guidance on GAAP net income or a reconciliation of expected adjusted EBITDA to expected GAAP net income because, without unreasonable efforts, it is unable to predict with reasonable certainty the non-GAAP adjustments used to calculate adjusted EBITDA. These adjustments are uncertain, depend on various factors and could have a material impact on GAAP net income for the guidance period.

Conference Call Information

Ironwood will host a conference call and webcast at 8:30 a.m. Eastern Time on Wednesday, February 25th, 2026 to discuss its fourth quarter and full year 2025 results and recent business activities. Individuals interested in participating in the call should dial (888) 596-4144 (U.S. and Canada) or (646) 968-2525 (international) using conference ID number and event passcode 2530602. To access the webcast, please visit the Investors section of Ironwood’s website at www.ironwoodpharma.com. The call will be available for replay via telephone starting Wednesday, February 25th, 2026, at approximately 11:30 a.m. Eastern Time, running through 11:59 p.m. Eastern Time on Wednesday, March 11, 2026. To listen to the replay, dial (800) 770-2030 (U.S. and Canada) or (609) 800-9909 (international) using conference ID number 2530602. The archived webcast will be available on Ironwood’s website for 1 year beginning approximately one hour after the call has completed.

About Ironwood Pharmaceuticals

Ironwood Pharmaceuticals (Nasdaq: IRWD) is a biotechnology company developing and commercializing life-changing therapies for people living with gastrointestinal (GI) and rare diseases. Ironwood is advancing apraglutide, a next-generation, long-acting synthetic GLP-2 analog being developed for short bowel syndrome patients who are dependent on parenteral support. In addition, Ironwood has been a pioneer in the development of LINZESS® (linaclotide), the U.S. branded prescription market leader for the treatment of irritable bowel syndrome with constipation (IBS-C) or chronic idiopathic constipation (CIC). Building upon our history of innovation, we keep patients at the heart of our R&D and commercialization efforts to reduce the burden of diseases and address significant unmet needs.

Founded in 1998, Ironwood Pharmaceuticals is headquartered in Boston, Massachusetts, with a site in Basel, Switzerland.

We routinely post information that may be important to investors on our website at www.ironwoodpharma.com. In addition, follow us on X and on LinkedIn.

About Short Bowel Syndrome (SBS)

SBS is a serious and chronic condition where there is diminished absorptive capacity for fluids and/or nutrients, sometimes requiring dependence on parenteral support to maintain health. SBS typically occurs because of extensive intestinal resection, and patients with SBS who are chronically dependent on parenteral support, also referred to as SBS with intestinal failure (SBS-IF), often experience significant quality of life impact and are at risk of severe complications such as infection. An estimated 18,000 adult patients suffer from SBS-IF in the U.S., Europe and Japan, and have chronic dependence on PS, which significantly impacts quality of life and carries the risk of severe complications such as infection. Those with the most severe SBS-IF require PS infusions for up to 10 to 15 hours per day. SBS-IF is associated with frequent complications, significant morbidity and mortality, high economic burden and an impaired quality of life.

About LINZESS (Linaclotide)

LINZESS® is the #1 prescribed brand in the U.S. for the treatment of patients with irritable bowel syndrome with constipation (“IBS-C”) or chronic idiopathic constipation (“CIC”), based on IQVIA data. LINZESS is a once-daily capsule that helps relieve the abdominal pain and constipation, associated with IBS-C in adults and pediatric patients 7 years of age and older. LINZESS has also been shown to relieve constipation, infrequent stools, hard stools, straining, and incomplete evacuation associated with CIC in adult patients. LINZESS relieves constipation in children and adolescents aged 6 to 17 years with functional constipation.

LINZESS is not a laxative; it is the first medicine approved by the FDA in a class called GC-C agonists. LINZESS contains a peptide called linaclotide that activates the GC-C receptor in the intestine. Activation of GC-C is thought to result in increased intestinal fluid secretion and accelerated transit and a decrease in the activity of pain-sensing nerves in the intestine. The clinical relevance of the effect on pain fibers, which is based on nonclinical studies, has not been established.

In the United States, Ironwood and AbbVie co-develop and co-commercialize LINZESS for the treatment of adults with IBS-C or CIC. In Europe, AbbVie markets linaclotide under the brand name CONSTELLA® for the treatment of adults with moderate to severe IBS-C. In Japan, Ironwood's partner, Astellas, markets linaclotide under the brand name LINZESS for the treatment of adults with IBS-C or CIC. Ironwood also has partnered with AstraZeneca for development and commercialization of LINZESS in China, and with AbbVie for development and commercialization of linaclotide in all other territories worldwide.

LINZESS Important Safety Information

INDICATIONS AND USAGE

LINZESS® (linaclotide) is indicated for the treatment of irritable bowel syndrome with constipation (IBS-C) in adults and pediatric patients 7 years of age and older and for the treatment of chronic idiopathic constipation (CIC) in adults and for the treatment of functional constipation (FC) in children and adolescents 6 to 17 years of age.

IMPORTANT SAFETY INFORMATION

WARNING: RISK OF SERIOUS DEHYDRATION IN PEDIATRIC PATIENTS LESS THAN 2 YEARS OF AGE

LINZESS is contraindicated in patients less than 2 years of age. In nonclinical studies in neonatal mice, administration of a single, clinically relevant adult oral dose of linaclotide caused deaths due to dehydration.

Contraindications

•	LINZESS is contraindicated in patients less than 2 years of age due to the risk of serious dehydration.

•	LINZESS is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction.

Warnings and Precautions

•	LINZESS is contraindicated in patients less than 2 years of age. In neonatal mice, linaclotide increased fluid secretion as a consequence of age-dependent elevated guanylate cyclase (GC-C) agonism, which was associated with increased mortality within the first 24 hours due to dehydration. There was no age dependent trend in GC-C intestinal expression in a clinical study of children 2 to less than 18 years of age; however, there are insufficient data available on GC-C intestinal expression in children less than 2 years of age to assess the risk of developing diarrhea and its potentially serious consequences in these patients.

Diarrhea

•	In adults, diarrhea was the most common adverse reaction in LINZESS-treated patients in the pooled IBS-C and CIC double-blind placebo-controlled trials. The incidence of diarrhea was similar in the IBS-C and CIC populations. Severe diarrhea was reported in 2% of 145 mcg and 290 mcg LINZESS-treated patients and in <1% of 72 mcg LINZESS-treated CIC patients.

•	In pediatric patients, diarrhea was also the most common adverse reaction of LINZESS-treated patients in IBS-C and FC clinical trials. In two double-blind trials, diarrhea was reported in 4% of pediatric patients 6 to 17 years of age with FC treated with LINZESS 72 mcg once daily, and 7% and 8% of pediatric patients 7 to 17 years of age with IBS-C treated with LINZESS 145 mcg and 290 mcg once daily, respectively. In clinical trials, severe diarrhea was reported in one pediatric patient with FC treated with LINZESS 72 mcg once daily and in one pediatric patient with IBS-C treated with LINZESS at a dosage higher than the recommended 145 mcg once daily dosage for IBS-C.

Common Adverse Reactions (incidence ≥2% and greater than placebo)

•	In IBS-C or CIC adult patients: diarrhea, abdominal pain, flatulence, and abdominal distension.

•	Most common adverse reaction reported in pediatric patients with FC or IBS-C is diarrhea.

Please see full Prescribing Information including Boxed Warning:

https://www.rxabbvie.com/pdf/linzess_pi.pdf

LINZESS® and CONSTELLA® are registered trademarks of Ironwood Pharmaceuticals, Inc. Any other trademarks referred to in this press release are the property of their respective owners. All rights reserved.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned not to place undue reliance on these forward-looking statements, including statements about Ironwood’s ability to execute on its mission; Ironwood’s strategy, business, financial position and operations; Ironwood’s ability to drive growth and profitability; the commercial potential of LINZESS; Ironwood’s financial performance and results, and guidance and expectations related thereto; LINZESS U.S. net sales, total revenues and adjusted EBITDA in 2026; Ironwood’s belief that its full-year 2026 financial guidance demonstrates the significant progress it made to deliver on its key priorities and its ability to drive increase shareholder value; Ironwood’s expectation that the 2026 LINZESS U.S. net sales adjusted EBITDA goals will enable the company to continue advancing apraglutide and reduce debt to further strengthen its financial position; Ironwood’s plan to continue to evaluate all options to maximize shareholder value; the belief that apraglutide has the potential to redefine the standard of care for patients living with SBS-IF; and the expectation and timing of site initiations of the confirmatory Phase 3 clinical trial, STARS-2, for apraglutide. These forward-looking statements speak only as of the date of this press release, and Ironwood undertakes no obligation to update these forward-looking statements. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements. Applicable risks and uncertainties include those related to the effectiveness of development and commercialization efforts by us and our partners; preclinical and clinical development, manufacturing and formulation development of linaclotide, apraglutide, and our other product candidates; the risk of uncertainty relating to pricing and reimbursement policies in the U.S., which, if not favorable for our products, could hinder or prevent our products’ commercial success; the risk that clinical programs and studies, including for linaclotide pediatric programs and apraglutide, may not progress or develop as anticipated, including that studies are delayed or discontinued for any reason, such as safety, tolerability, enrollment, manufacturing, economic or other reasons; the risk that findings from our completed nonclinical studies and clinical trials may not be replicated in later trials and earlier-stage clinical trials may not be predictive of the results we may obtain in later-stage clinical trials or of the likelihood of regulatory approval; the risk that apraglutide will not be approved by the FDA or other regulatory agencies; the risk of competition or that new products may emerge that provide different or better alternatives for treatment of the conditions that our products are approved to treat; the risk that we are unable to execute on our strategy to in-license externally developed products or product candidates; the risk that we are unable to successfully partner with other companies to develop and commercialize products or product candidates; the risk that healthcare reform and other governmental and private payor initiatives may have an adverse effect upon or prevent our products’ or product candidates’ commercial success; the efficacy, safety and tolerability of linaclotide and our product candidates; the risk that the commercial and therapeutic opportunities for LINZESS, apraglutide or our other product candidates are not as we expect; decisions by regulatory and judicial authorities; the risk we may never get additional patent protection for linaclotide, apraglutide and other product candidates, that patents for linaclotide, apraglutide or other products may not provide adequate protection from competition, or that we are not able to successfully protect such patents; the risk that we are unable to manage our expenses or cash use, or are unable to commercialize our products as expected; the risk that the development of any of our linaclotide pediatric programs and/or apraglutide is not successful or that any of our product candidates does not receive regulatory approval or is not successfully commercialized; outcomes in legal proceedings to protect or enforce the patents relating to our products and product candidates, including abbreviated new drug application litigation; the risk that financial and operating results may differ from our projections; developments in the intellectual property landscape; challenges from and rights of competitors or potential competitors; the risk that our planned investments do not have the anticipated effect on our company revenues; developments in accounting guidance or practice; Ironwood’s or AbbVie’s accounting practices, including reporting and settlement practices as between Ironwood and AbbVie; the risk that our indebtedness could adversely affect our financial condition or restrict our future operations; and the risks listed under the heading “Risk Factors” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2024, and in our subsequent Securities and Exchange Commission filings.

Company contact:
Greg Martini

Chief Financial Officer
gmartini@ironwoodpharma.com

Investors:
Precision AQ (formerly Stern Investor Relations)
Stephanie Ascher
Stephanie.Ascher@precisionaq.com

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	December 31, 2025	December 31, 2024
Assets
Cash and cash equivalents	$215,456	$88,559
Accounts receivable, net	46,745	81,886
Prepaid expenses and other current assets	11,977	11,923
Total current assets	274,178	182,368
Property and equipment, net	3,408	4,495
Operating lease right-of-use assets	9,340	11,028
Intangible assets, net	2,040	2,860
Deferred tax assets	103,433	144,234
Other assets	4,502	5,923
Total assets	$396,901	$350,908
Liabilities and stockholders’ equity
Accounts payable	$2,898	$2,127
Accrued research and development costs	3,149	6,681
Accrued expenses and other current liabilities	33,239	26,849
Current portion of operating lease liabilities	3,252	3,189
Current portion on convertible senior notes	199,680	-
Total current liabilities	242,218	38,846
Operating lease liabilities, net of current portion	9,870	12,304
Convertible senior notes, net of current portion	-	198,988
Revolving credit facility	385,000	385,000
Other liabilities	21,648	17,105
Total stockholders’ deficit	(261,835)	(301,335)
Total liabilities and stockholders’ deficit	$396,901	$350,908

Condensed Consolidated Statements of Income (Loss)

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Total revenues[1]	$47,709	$90,545	$296,151	$351,410

Costs and expenses:
Research and development	21,863	25,391	95,136	111,421
Selling, general and administrative	19,293	33,590	82,256	144,272
Restructuring, net	(252)	73	20,257	2,593
Total costs and expenses	40,904	59,054	197,649	258,286
Income from operations	6,805	31,491	98,502	93,124
Other income (expense):
Interest expense and other financing costs	(7,886)	(8,914)	(32,746)	(33,034)
Interest and investment income	1,459	778	4,076	4,468
Other	77	640	193	640
Other income (expense), net	(6,350)	(7,496)	(28,477)	(27,926)
Income before income taxes	455	23,995	70,025	65,198
Income tax expense	(2,731)	(21,739)	(46,008)	(64,318)
GAAP net income (loss)	$(2,276)	$2,256	$24,017	$880

GAAP net income (loss) per share—basic and diluted	$(0.01)	$0.01	$0.15	$0.01

1 Figures presented for the fourth quarter of 2024 collaboration revenue to Ironwood includes a $7.2 million positive adjustment to reflect Ironwood’s estimate of LINZESS gross-to-net reserves as of December 31, 2024.

Reconciliation of GAAP Results to Non-GAAP Financial Measures

(In thousands, except per share amounts) (unaudited)

A reconciliation between net income (loss) on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
GAAP net income (loss)	$(2,276)	$2,256	$24,017	$880
Adjustments:
Amortization of acquired intangible assets	207	207	820	822
Restructuring expenses, net	(252)	73	20,257	2,593
Acquisition-related costs	-	-	-	1,146
Tax effect of adjustments	47	-	(5,003)	(461)
Non-GAAP net income (loss)	$(2,274)	$2,536	$40,091	$4,980

A reconciliation between basic net income (loss) per share on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
GAAP net income (loss) per share – basic	$(0.01)	$0.01	$0.15	$0.01
Plus: Net income (loss) per share – basic Adjustments to GAAP net income (loss) per share (as detailed above)	-	-	0.10	0.03
Non-GAAP net income (loss) per share – basic	$(0.01)	$0.01	$0.25	$0.04

Weighted average number of common shares used to calculate net income (loss) per share — basic	162,437	159,895	161,842	159,083

A reconciliation between diluted net income (loss) per share on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
GAAP net income (loss) per share – diluted	$(0.01)	$0.01	$0.15	$0.01
Plus: Net income (loss) per share – diluted Adjustments to GAAP net income per share (as detailed above)	-	-	0.10	0.03
Non-GAAP net income (loss) per share – diluted	$(0.01)	$0.01	$0.25	$0.04

Weighted average number of common shares used to calculate net income (loss) per share — diluted	162,437	160,419	162,983	160,084

Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA

(In thousands)

(unaudited)

A reconciliation of GAAP net income (loss) to adjusted EBITDA:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
GAAP net income (loss)	$(2,276)	$2,256	$24,017	$880
Adjustments:
Stock-based compensation	3,823	4,566	17,250	29,850
Restructuring expenses, net	(252)	73	20,257	2,593
Interest expense	7,886	8,915	32,746	33,034
Interest and investment income	(1,459)	(778)	(4,076)	(4,468)
Income tax expense	2,731	21,739	46,008	64,318
Depreciation and amortization	460	485	1,881	2,011
Acquisition-related costs	-	-	-	1,146
Adjusted EBITDA[1]	$10,913	$37,256	$138,083	$129,364

1 Adjusted EBITDA is calculated by subtracting restructuring expenses, net interest expense, income taxes, depreciation and amortization and stock-based compensation, from GAAP net income. The exclusion of stock-based compensation from Adjusted EBITDA represents an update to our definition of Adjusted EBITDA, effective in the first quarter of 2025. For comparison purposes, Adjusted EBITDA for three months and twelve months ended December 31, 2024 have also been updated to reflect this updated definition.

U.S. LINZESS Commercial Collaboration1

Revenue/Expense Calculation

(In thousands)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
LINZESS U.S. net sales as reported by AbbVie[2]	$163,173	$222,961	$864,507	$916,281
AbbVie & Ironwood commercial costs, expenses and other discounts[3]	74,468	80,527	294,087	313,338
Commercial profit on sales of LINZESS	$88,705	$142,434	$570,421	$602,943
Commercial Margin[4]	54%	64%	66%	66%

Ironwood’s share of net profit	44,353	71,217	285,211	301,472
Reimbursement for Ironwood’s commercial expenses	866	9,961	4,105	38,922
Adjustment for Ironwood’s estimate of LINZESS gross-to-net reserves	-	7,200	-	-
Ironwood’s U.S. collaborative arrangements revenue[5]	$45,219	$88,378	$289,316	$340,394

1 The purpose of this table is to present calculations of Ironwood’s share of net profit (loss) generated from the sales of LINZESS in the U.S. and Ironwood’s collaboration revenue/expense; however, the table does not present the research and development expenses related to LINZESS in the U.S. that are shared equally between the parties under the collaboration agreement. Please refer to the table at the end of this press release for net profit for the U.S. LINZESS brand collaboration with AbbVie.

2 LINZESS net sales are recognized using AbbVie’s revenue recognition accounting policies and reporting conventions. As a result, certain rebates and discounts are classified as LINZESS U.S. commercial costs, expenses and other discounts within Ironwood’s calculation of collaborative arrangements revenue.

3 Includes certain discounts recognized and cost of goods sold incurred by AbbVie; also includes commercial costs incurred by AbbVie and Ironwood that are attributable to the cost-sharing arrangement between the parties.

4 Commercial margin is defined as commercial profit on sales of LINZESS as a percent of total LINZESS U.S. net sales.

5 Figures presented for the three months ended December 31, 2024 include a $7.2 million increase to collaborative arrangement revenues, as a result of an adjustment recorded for Ironwood’s estimate of LINZESS gross-to-net reserves as of December 31, 2024.

US LINZESS Full Brand Collaboration1

Revenue/Expense Calculation

(In thousands)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
LINZESS U.S. net sales as reported by AbbVie[2]	$163,173	$222,961	$864,507	$916,281
AbbVie & Ironwood commercial costs, expenses and other discounts[3]	74,468	80,527	294,087	313,338
AbbVie & Ironwood R&D Expenses[4]	7,194	7,238	25,061	32,061
Total net profit on sales of LINZESS	$81,511	$135,196	$545,359	$570,882

1 Ironwood collaborates with AbbVie on the development and commercialization of linaclotide in North America. Under the terms of the collaboration agreement, Ironwood receives 50% of the net profits and bears 50% of the net losses from the commercial sale of LINZESS in the U.S. The purpose of this table is to present calculations of the total net profit (loss) generated from the sales of LINZESS in the U.S., including the commercial costs and expenses and the research and development expenses related to LINZESS in the U.S. that are shared equally between the parties under the collaboration agreement.

2 LINZESS net sales are recognized using AbbVie’s revenue recognition accounting policies and reporting conventions. As a result, certain rebates and discounts are classified as LINZESS U.S. commercial costs, expenses and other discounts within Ironwood’s calculation of collaborative arrangements revenue.

3 Includes certain discounts recognized and cost of goods sold incurred by AbbVie; also includes commercial costs incurred by AbbVie and Ironwood that are attributable to the cost-sharing arrangement between the parties.

4 Expenses related to LINZESS in the U.S. are shared equally between Ironwood and AbbVie under the collaboration agreement.